UniFirst Corporation	News Release
68 Jonspin Road
Wilmington, MA 01887-1086	contact:	Steven S. Sintros
Telephone 978-658-8888 Ext 520		ssintros@unifirst.com
Facsimile 978-988-0659		978-658-8888 x700

UNIFIRST ANNOUNCES MANAGEMENT CHANGES

AND DECLARES REGULAR CASH DIVIDENDS

Wilmington, MA (January 13, 2009) – UniFirst is pleased to announce that its Corporate Controller, Steven Sintros, has been promoted to the position of Vice President and Chief Financial Officer. Mr. Sintros is a Certified Public Accountant and has been with UniFirst since February 2004. He was previously a manager with Ernst & Young LLP and Arthur Andersen LLP in their Boston offices. Mr. Sintros attended the College of the Holy Cross where he received an undergraduate degree in economics and Northeastern University where he earned a masters degree in accounting and business administration. In conjunction with this promotion, John Bartlett will be retiring as Senior Vice President and Chief Financial Officer. Mr. Bartlett has been with UniFirst for over 30 years and has served as the Chief Financial Officer since the Company went public in 1983. Mr. Bartlett is going to be continuing on with the Company in a more limited role as a senior business advisor.

The Company is also pleased to announce the addition of David Katz as Vice President of Sales and Marketing. Mr. Katz joins UniFirst from DHL Express where he ran a complex, billion dollar business unit. As a proven senior executive with management, sales and operations expertise, Mr. Katz brings a diverse set of strategic and leadership skills to further enhance UniFirst’s growth in National Accounts and Field sales.

The Board of Directors of UniFirst Corporation (NYSE:UNF) also declared regular quarterly cash dividends of $0.0375 per share (3.75 cents) on the Company's Common Stock and $0.03 per share (3.0 cents) on the Company's Class B Common Stock. Both dividends are payable on April 3, 2009, to shareholders of record on March 13, 2009.

About UniFirst Corporation

UniFirst Corporation is one of the largest providers of workplace uniforms, protective clothing and facility services products in North America. The Company employs over 10,000 team partners who serve over 200,000 customer locations in 46 U.S. states, Canada and Europe from over 200 customer service, distribution, and manufacturing facilities. UniFirst Corporation is a publicly held company traded on the New York Stock Exchange under the symbol UNF and is a component of the Standard & Poor's 600 Small Cap Index.